Exhibit 4.2

Li-Cycle Holdings Corp.

207 Queens Quay West, Suite 590

Toronto, Ontario M5J 1A7

May 5, 2025

Wood River Capital, LLC

4111 East 37th Street North

Wichita, KS 67220

Re: Waiver Extension to May 9, 2025

Ladies and Gentlemen:

Reference is made to that certain Convertible Note, dated as of September 29, 2021, issued by Li-Cycle Holdings Corp., a corporation existing under the laws of the Province of Ontario (the “Company”), to Spring Creek Capital, LLC, a Delaware limited liability company (the “Original Holder”), and subsequently transferred by the Original Holder pursuant to that certain Joinder Agreement, dated as of May 1, 2022, by and among the Company, the Original Holder and Wood River Capital, LLC, a Delaware limited liability company (the “Holder”), as further amended on May 5, 2022, February 13, 2023 and March 25, 2024 (such note, as so amended and together with any payment-in-kind notes issued thereunder, referred to collectively as the “Koch Note”).

On February 25, 2025, the parties hereto entered into that certain Waiver Agreement (as amended by that certain Letter Agreement, dated as of April 30, 2025, the “Koch Waiver Agreement”), pursuant to which, the parties agreed to waive, supplement and amend certain provisions of the Koch Note on the terms and subject to the conditions set forth therein. Capitalized terms used and not otherwise defined in this letter agreement have the meanings assigned thereto in the Koch Waiver Agreement.

The parties hereto now desire to amend the Waiver Period as further set forth herein.

In consideration of the rights and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holder hereto agree as follows.

The Waiver Period is hereby extended from 9:00 a.m. (Eastern Standard Time) on May 5, 2025 to 11:59 p.m. (Eastern Standard Time) on May 9, 2025 (the “Termination Date”). All references to the Termination Date in the Koch Waiver Agreement are hereby amended to refer to the Termination Date as defined in this letter agreement. This letter agreement shall be effective upon the later of: (i) the execution of this letter agreement by all parties hereto and (ii) the execution by Glencore Canada Corporation and the Company and effectiveness of a letter agreement extending the Waiver Period (as defined in the Glencore Waiver) to 11:59 p.m. (Eastern Standard Time) on May 9, 2025 on terms substantially similar to this letter agreement.

The Holder hereby represents to the Company that this letter agreement has been duly authorized, executed and delivered by the Holder and constitutes a valid and binding obligation of the Holder enforceable against the Holder in accordance with its terms. The Company hereby represents to the Holder that this letter agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

The following provisions from the Koch Note shall be deemed incorporated, mutatis mutandis, into this letter agreement as if set forth herein: Section 19 (Dispute Resolution); Section 20(a) (Notices); and Section 23 (Governing Law).

This letter agreement may be executed and delivered in one or more counterparts including by email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this letter agreement or any document to be signed in connection with this letter agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to execute and deliver this letter agreement by electronic means.

Except as expressly amended by this letter agreement, all other terms and provisions of the Koch Waiver Agreement shall remain in full force and effect.

[Signature Page Follows]

Please evidence your agreement with the foregoing by executing this letter agreement and returning to the undersigned.

LI-CYCLE HOLDINGS CORP.

By:	/s/ Ajay Kochhar
Name: Ajay Kochhar
Title: President & CEO

[Signature Page to Waiver Extension]

ACNOWLEDGED AND AGREED as of the date first written above:

WOOD RIVER CAPITAL, LLC

By:	/s/ Matthew J. Orr
Name: Matthew Orr
Title: President

[Signature Page to Waiver Extension]